UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2010 (October 15, 2010)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

The information required by Item 1.01 with respect to the bridge loan entered in connection with the investment described under Item 2.01 below is included in Item 2.03 below and is incorporated by reference herein.

Item 2.01               Completion of Acquisition or Disposition of Assets.

On October 15, 2010, Behringer Harvard Opportunity REIT II, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”)  filed a Current Report on Form 8-K to disclose the acquisition, through a wholly owned subsidiary of its operating partnership, BH-AW Florida MOB Venture, LLC (the “Florida MOB Joint Venture”), of 100% ownership of a portfolio of eight medical office buildings located in South Florida and fee simple title to certain excess land related to the portfolio of buildings and entry into ground leases with the seller for each of the medical office buildings.  We are filing this amended Current Report on Form 8-K to disclose information about the contribution of a ninth medical office building to the Florida MOB Joint Venture, to correct the purchase price paid for the portfolio of eight medical office buildings and the related ground leases and excess land, and to provide updated information about our investment.  In the previously filed current report, the purchase price for the portfolio of eight medical office buildings and the related ground leases and excess land, exclusive of closing costs, should have been reported as approximately $47.1 million.

On October 20, 2010, as contemplated pursuant to the terms of the limited liability company agreement of the Florida MOB Joint Venture, two wholly owned subsidiaries of Applefield Waxman Capital, Inc. (the “AW Entities”) contributed cash in the amount of approximately $322,000 and an approximate 80% interest in an affiliated entity that owns a ninth medical office building known as the Gardens Medical Pavilion located in Palm Beach Gardens, Florida (the “GMP Owner”), to the Florida MOB Joint Venture.  The Gardens Medical Pavilion has an appraised value of approximately $23.5 million.  Concurrent with the capital contributions by the AW Entities, we made an additional capital contribution to the Florida MOB Joint Venture, the existing indebtedness related to the Gardens Medical Pavilion was paid off and the interest of the Florida MOB Joint Venture in the GMP Owner increased from 80% to approximately 88.7% because the other members of the GMP Owner elected not to contribute additional capital and were diluted.  We refer to the aggregate portfolio of nine medical office buildings, the ground leases and the excess land as the Florida MOB Portfolio.  Upon the AW Entities’ capital contribution and their admittance to the Florida MOB Joint Venture the AW Entities hold a 10% interest in the Florida MOB Joint Venture and we hold the remaining 90% interest in the Florida MOB Joint Venture.  One of the AW Entities is the managing member of the joint venture and has the authority to conduct the business and affairs of the joint venture subject to our approval of all major decisions.

With the addition of Gardens Medical Pavilion, the Florida MOB Portfolio contains an aggregate of approximately 694,000 rentable square feet plus an additional 7.8 acres of land related to the excess land in which we acquired a fee simple interest.  As of September 30, 2010, the Florida MOB Portfolio was approximately 79% leased to 224 tenants and the aggregate annualized base rent, calculated annualizing the current, in-place monthly base rent for the leases, was approximately $11.5 million.  The weighted-average remaining lease term for the tenants was approximately 2.9 years.   Gardens Medical Pavilion was completed in 1995, contains approximately 75,000 rentable square feet, and is approximately 90% leased.

Additional information about the other buildings in the Florida MOB Portfolio can be found in our Current Report on Form 8-K filed on October 15, 2010.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the AW Entities admission to the Florida MOB Joint Venture, on October 20, 2010, we made a $35 million bridge loan to the Florida MOB Joint Venture for purposes of paying off the existing indebtedness related to the Gardens Medical Pavilion and funding working capital and renovation expenses.  The Florida MOB Joint Venture pledged its interest in nine special purpose entities that own the medical office buildings in the Florida MOB Portfolio, except for the Gardens Medical Pavilion, and the excess land.  The bridge loan matures on January 7, 2011 with one three-month extension option.  Monthly payments are interest-only with the entire principal and any accrued and unpaid interest due at maturity.  The loan bears interest at 7% per annum.  It is anticipated that permanent third party financing will repay the $35 million bridge loan prior to its maturity.  Proceeds from our ongoing public offering of common stock were used to fund the bridge loan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: October 26, 2010	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer